Exhibit 10.11

Corporate Headquarters

Intel Corporation

2200 Mission College Blvd

Santa Clara, CA, 95054-1549

June 1, 2022

Dear Amnon,

I am very excited about the opportunity that lies ahead for Mobileye and Intel. As we discussed, upon completion of Mobileye’s IPO, you will become the CEO of the new public company (Mobileye), reporting to me. Below outlines the parameters of how I am thinking about your going forward compensation.

Typical compensation for a public company CEO includes both cash and annual equity grants, where annual equity grants represent a substantial portion of the arrangement. Our intention is to follow a similar model for your compensation. Based on our review of the external benchmarks of comparable companies, we determined that $15,000,000 in target total compensation is a very strong compensation arrangement for you and consistent with other CEOs for comparable companies.

In addition to the annual target compensation, we think it is important to give you the opportunity to reinvest in Mobileye. If you invest in Mobileye with your own capital up to $10,000,000, we are prepared to match it 3:1 through a Mobileye equity grant that will vest 50% in year four and 50% in year five.

Below is a summary of the components of your compensation that we’ve discussed with you:

▪	Target Total Compensation: $15,000,000

– Annual base salary: $800,000

– Annual equity grant: $14,200,000

▪	Matching equity grant: 3:1 matching on your Mobileye investment up to $10,000,000

– The specific terms of the buy-in will need to be established

We will continue to prepare the specific terms of your compensation in the coming weeks, but this letter outlines the key components of your going forward compensation, which is subject to the completion of the IPO. Our expectation is that any governance-related items would comply with typical market practice and that future compensation actions will be determined by the Mobileye Board or its designated compensation committee.

Please reach out to Christy or me with any questions or concerns here.

Sincerely,

/s/ Pat Gelsinger

Pat Gelsinger

Chief Executive Officer

Accepted and Agreed

/s/ Amnon Shashua

Amnon Shashua

DATE:	June 3, 2022